C O L E
COLE CREDIT PROPERTY TRUST II, INC.

January 31, 2006

Contact:
John H. Lotka, Chief Marketing Officer
602-778-8739

For Immediate Release:

Cole Credit Property Trust II, Inc. announces its acquisition of properties located in Maine, Ohio and Alabama leased to Rite-Aid and the acquisition of a property located in Tennessee leased to Staples.

On January 26, 2006, Cole Credit Property Trust II, Inc., through certain wholly owned subsidiaries of its operating partnership, acquired, (i) an approximately 14,564 square foot single-tenant retail building on an approximately 2.15 acre site located in Enterprise, Alabama, which is 100% leased to a wholly-owned subsidiary of Rite Aid Corporation (“Rite Aid”), through January 31, 2026, (ii) an approximately 14,564 square foot single-tenant retail building on an approximately 2.09 acre site located in Wauseon, Ohio, which is 100% leased to a wholly owned subsidiary of Rite Aid, through January 31, 2026 and (iii) an approximately 23,942 square foot single-tenant retail building on an approximately 2.31 acre site located in Crossville, Tennessee, which is 100% leased to a wholly-owned subsidiary of Staples, Inc., through June 30, 2016.

On January 27, 2006, Cole Credit Property Trust II, Inc., through a certain wholly owned subsidiary of its operating partnership, acquired an approximately 11,180 square foot single-tenant retail building on an approximately 2.24 acre site located in Saco, Maine, which is 100% leased to a wholly-owned subsidiary of Rite Aid Corporation, through February 28, 2017.

About Rite-Aid

Rite Aid operates over 3,300 drugstores in 28 states and Washington, DC. Rite Aid has a Standard and Poor’s credit rating of “B+” and its stock is publicly traded on the New York Stock Exchange under the ticker symbol “RAD”.

About Staples

Staples operates over 1,700 office superstores in 21 countries throughout North and South America, Europe and Asia. Staples has a Standard and Poor’s credit rating of “BBB” and its stock is publicly traded on the Nasdaq Stock Market under the symbol “SPLS”.

About Cole Credit Property Trust II, Inc.

Cole Credit Property Trust II, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year ended December 31, 2005. The investment objectives of Cole Credit Property Trust II, Inc. are to provide current income, preservation and return of capital, and growth in the value of its investments.

This release may contain forward-looking statements relating to the business and financial outlook of Cole Credit Property Trust II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of equity of Cole Credit Property Trust II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

2555 E. Camelback Road, Suite 400
Phoenix, AZ 85016
602-778-8700